PERFORMANCE CALCULATION

                             NEWPORT GREATER CHINA FUND -CLASS C

                               Period  Ended: 8/31/97

                               Inception Date: 5/16/97




                                    SINCE INCEPTION
                                  5/16/97 TO 8/31/97

                              Standard         Non-Standard


  Initial Inv.               $1,000.00         $1,000.00

  Amt. Invested              $1,000.00         $1,000.00
  Initial NAV                    13.33             13.33
  Initial Shares               75.019            75.019

  Shares From Dist.             0.000             0.000
  End of Period NAV             17.86             17.86

  CDSC                           1.00%
  Total Return                  32.98%            33.98%

  Average Annual
   Total Return                   N/A               N/A